Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of October 4, 2012 (the “Effective Date”), by and between Hasbro, Inc., a Rhode Island corporation with a principal place of business at 1011 Newport Avenue, Pawtucket, Rhode Island 02862 (“Hasbro”), and Brian Goldner (“Executive”).

WHEREAS, Hasbro and Executive entered into an Amended and Restated Employment Agreement effective March 26, 2010 to enhance Executive’s non-competition commitment and extend the term of his employment with Hasbro (the “Earlier Agreement”);

WHEREAS, Hasbro believes Executive is critical to executing Hasbro’s strategy and therefore desires to provide him with additional consideration to induce him to remain with Hasbro through December 31, 2017 and to not compete with Hasbro following his cessation of employment, and to make certain other changes to the terms of, and replace, the Earlier Agreement and the Change of Control Agreement (as defined below) as set forth herein; and

WHEREAS, Hasbro’s Board of Directors (the “Board”) has also determined that it is in the best interests of Hasbro and its shareholders to assure that Hasbro will have the continued dedication of Executive, notwithstanding the threat, possibility or occurrence of a Change in Control (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

TERM OF EMPLOYMENT.  The term of this Agreement shall commence on the Effective Date and, unless extended pursuant to the provisions of this Section or terminated pursuant to the provisions of Section 4 of this Agreement, shall end on December 31, 2017 (the “Term”).  The Term may be extended for periods of one (1) year, based on the mutual written consent of the parties.

2.

TITLE.  Executive shall serve as President and Chief Executive Officer during the Term, and agrees to undertake the duties and responsibilities described herein and such other duties and responsibilities as are commensurate with Executive’s status as President and Chief Executive Officer and deemed appropriate by Hasbro’s Board.  During the Term, Hasbro will nominate Executive to be elected as a member of Hasbro’s Board, and Executive shall report directly to Hasbro’s Board.  Executive agrees to devote his entire business time, attention and energies to the business and interests of Hasbro during the Term; provided, however, that Executive may manage Executive’s personal investments and affairs, and participate in non-profit, educational, community or philanthropic activities, in each case to the extent that such activities do not materially interfere with the performance of Executive’s duties under this Agreement and are not otherwise in conflict with the business interests of Hasbro. Executive agrees to comply with all applicable Hasbro written policies that are in effect during the Term.

3.

COMPENSATION AND BENEFITS.

3.1

 BASE SALARY.  From the Effective Date through and including June 30, 2013, Hasbro shall pay to Executive an annualized base salary of One Million, Two Hundred Thousand Dollars ($1,200,000) in biweekly installments, less all applicable taxes and withholdings.  Beginning on July 1, 2013, Hasbro shall pay to Executive an annualized base salary of One Million, Three Hundred Thousand Dollars ($1,300,000) in biweekly installments, less all applicable taxes and withholdings.  Each year thereafter that this Agreement is in effect, Executive’s base salary shall be reviewed in accordance with Hasbro’s compensation guidelines for senior executives, and may be upwardly adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation Committee and Board; provided, however, that Executive’s base salary may be reduced if in connection with a generally applicable reduction in the compensation of Hasbro’s senior executives.

3.2

MANAGEMENT INCENTIVE PLAN BONUS.  For the 2012 fiscal year, Executive shall be eligible to receive a management incentive plan bonus based on a target of one hundred and twenty-five percent (125%) of Executive’s earned base salary for the year.  Beginning in the 2013 fiscal year, Executive shall be eligible to receive a management incentive plan bonus based on a target of one hundred and fifty percent (150%) of Executive’s earned base salary for the incentive year (the “Annual Bonus”).  For each fiscal year thereafter that this Agreement is in effect, Executive’s target bonus shall be reviewed in accordance with Hasbro’s compensation philosophy, market conditions and other factors deemed relevant by the Compensation Committee, and adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation Committee.  The performance criteria and targets to be used for purposes of the management incentive plan annual bonus shall be determined and established by Hasbro’s Compensation Committee following discussion with Executive.  Actual bonus awards shall be determined in the discretion of Hasbro’s Compensation Committee pursuant to the terms of Hasbro’s Senior Management Annual Performance Plan (or the successor thereto) (the ”SMPP”).

3.3

SPECIAL EQUITY AWARD.  Assuming continued employment through the applicable dates of grant, Hasbro will grant Executive a special equity award (the “Special Equity Award”) in the form of restricted stock units on the terms and subject to the conditions set forth in this Section 3.3.  The number of shares of restricted stock units to be granted pursuant to the Special Equity Award shall be calculated by dividing Twenty-Two Million Dollars ($22,000,000) by the closing price of a stock share as of the Effective Date.  The aggregate number of shares of the Special Equity Award will be made in two tranches, the first tranche in fiscal year 2013, and the second in fiscal year 2014 (with such second tranche contingent on Hasbro’s receiving shareholder approval for an amendment to Hasbro’s equity plan authorizing the issuance of additional shares under such plan).  In the event shareholder approval, which would permit Hasbro to provide the second tranche in 2014, is not obtained, Executive will nonetheless receive the second tranche if and when Hasbro receives shareholder approval, provided he remains employed by Hasbro on the date of grant, and provided further that shareholder approval is obtained prior to the later of (x) December 31, 2017, or (y) the date of the termination of Executive’s employment if after December 31, 2017.  In the event shareholder approval is not obtained prior to the later of (x) December 31, 2017, or (y) the date of the termination of Executive’s employment if after December 31, 2017, Hasbro is relieved of its obligation to make the grant of the second tranche, Executive’s right to the second tranche of the Special Equity Award is terminated, and the failure to make such a grant will not be considered a breach of this Agreement. The date of grant of the second tranche shall have no effect on whether Executive has satisfied the Stock Price Component (as defined below).  The Special Equity Award shall have two vesting components, both of which must be satisfied for the restricted stock units to vest.  The first component is based on the achievement of the pre-defined stock price hurdles listed on Schedule A attached hereto for a period of at least 30 consecutive trading days, using the average closing price over such periods (the “Stock Price Component”).  The second vesting component requires that Executive remain continuously employed at Hasbro until December 31, 2017 (the “Service Component”).  If and to the extent both the Stock Price Component and the Service Component are satisfied, the Special Equity Award will vest, except as provided in Section 12.5 hereof. Except as provided below in this Agreement (in connection with death, Disability, a termination without Cause, or a termination for Good Reason), the restricted stock units under the Special Equity Award will not vest and the Special Equity Award will terminate if Executive’s employment ends for any reason before December 31, 2017.

3.4

EQUITY ADJUSTMENT.  Assuming Executive’s continued employment through the applicable dates of grant, the performance share awards (“PSAs”) to be granted for fiscal years 2013 and 2014 (with the PSAs that are or would otherwise have been granted in 2014 hereinafter referred to as the “2014 PSA Grant”) under Hasbro’s Long Term Incentive Plan will be revised as set forth in Schedule B attached hereto, provided that, with respect to the 2014 grant, Hasbro has received shareholder approval for an amendment to Hasbro’s equity plan authorizing the issuance of additional shares under such plan.  In the event shareholder approval, which would permit Hasbro to provide the  2014 PSA Grant, is not obtained, Executive will nonetheless receive the 2014 PSA Grant if and when Hasbro receives shareholder approval for an amendment to Hasbro’s equity plan authorizing the issuance of additional shares under such plan, provided he remains employed by Hasbro on the date the 2014 PSA Grant is actually made, and provided further that shareholder approval necessary to make the 2014 PSA Grant is obtained prior to the later of (x) December 31, 2017, or (y) the date of the termination of Executive’s employment if after December 31, 2017.  In the event shareholder approval sufficient to make the 2014 PSA Grant is not obtained prior to the later of (x) December 31, 2017, or (y) the date of the termination of Executive’s employment if after December 31, 2017, Hasbro is relieved of its obligation to make the 2014 PSA Grant, Executive’s right to the 2014 PSA Grant is terminated, and the failure to make such a grant will not be considered a breach of this Agreement. The actual date of the 2014 PSA Grant shall have no effect on whether Executive has satisfied the PSA requirements under Hasbro’s Long Term Incentive Plan or under the 2014 PSA Grant.

3.5

OTHER LONG-TERM INCENTIVES.  Executive shall participate in Hasbro’s long-term incentive program and shall have a target long-term incentive award level equal to 500% of his annualized base salary, with awards to be made in the form and amounts determined by Hasbro’s Compensation Committee, which includes options and PSAs; provided, however, that for fiscal year 2013, the award with respect to PSAs shall be based 50% on revenues and 50% on the earnings per share (“EPS”).  The EPS metric, at the discretion of the Compensation Committee, may be computed excluding the impact of extraordinary events (including, without limitation, buybacks) that may occur during the performance cycle, following consultation with senior management. For each fiscal year after 2013 that this Agreement remains in effect, Executive’s target long-term incentive award levels shall be reviewed in accordance with Hasbro’s compensation philosophy, market conditions and other factors deemed relevant by the Compensation Committee, and adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation Committee and Board.

3.6

FRINGE BENEFITS.  Executive shall be entitled to participate in benefit programs that Hasbro establishes and makes available to its senior officers to the extent that Executive’s position, tenure, salary and other qualifications make Executive eligible to participate, including but not limited to Hasbro’s group life insurance, short and long term disability insurance, vacation, medical, dental, defined contribution and deferred compensation programs for salaried executives, as in effect from time-to-time.

3.7

REIMBURSEMENT OF CERTAIN EXPENSES.  Executive shall be entitled, upon presentation of documentation reasonably satisfactory to Hasbro, to reimbursement of up to $25,000 in accounting, tax, or legal fees actually incurred by him during each year of this Agreement, including but not limited to legal fees incurred in connection with the negotiation and drafting of this Agreement.  Payments with respect to reimbursements of such expenses under this Section will be made in accordance with Hasbro’s regular business practices.

3.8

CLAWBACK POLICY.  Executive understands and agrees that all incentive compensation to which he is or becomes entitled shall be subject to the terms of any clawback policy that may be adopted by the Board from time to time for application to the senior executives of Hasbro (the “Clawback Policy”).  For the avoidance of doubt, Executive shall be covered by the Clawback Policy only if and to the extent other senior executives are also covered by such policy.

4.

EMPLOYMENT TERMINATION.  This Agreement and Executive’s employment shall terminate upon the occurrence of any of the following:

4.1

At the election of Hasbro, for Cause, immediately upon written notice to Executive by Hasbro.  For purposes of this Agreement, “Cause” shall have the following meanings:

4.1.1

Prior to or more than three years following a “Change in Control” (as defined below), “Cause” shall be deemed to exist upon (a) Executive’s refusal to perform (i) Executive’s assigned duties for Hasbro; or (ii) Executive’s obligations under this Agreement; (b) conduct of the Executive involving fraud, gross negligence or willful misconduct or other action which damages the reputation of Hasbro; (c) Executive’s indictment for or conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony; (d) Executive’s fraud, embezzlement or other intentional misappropriation from Hasbro; or (e) Executive’s material breach of any material policies, rules or regulations of employment which may be adopted or amended from time to time by Hasbro; provided, however, that Hasbro may not terminate Executive’s employment for Cause unless (x) Hasbro gives written notice of its intent to terminate Executive’s employment (including the reasons therefor) and (y) with respect to any alleged violation of (a) or (e) above, Executive fails to cure such refusal or material breach (if the breach is subject to cure) within thirty (30) days of Executive’s receipt of such written notice (which, if so cured within such 30-day period, shall no longer be a grounds for termination of Executive’s employment for “Cause”).  Hasbro’s financial performance or the financial performance of operating units for which Executive is responsible shall not in and of itself constitute a basis for Hasbro to terminate Executive for Cause or (except to the extent that financial performance triggers the Clawback Policy in a manner that affects any post-employment payments or benefits) refuse to provide any severance benefits under this Agreement;

4.1.2

Within three years following a Change in Control, “Cause” shall be deemed to exist upon (a) repeated violations by Executive of Executive’s obligations under Section 2 of this Agreement (other than as a result of Disability, as defined below) which are demonstrably willful and deliberate on Executive’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of Hasbro and which are not remedied in a reasonable period of time after receipt of written notice from Hasbro specifying such violations; or (b) the conviction of Executive of a felony involving moral turpitude.

4.2

Thirty (30) days after Executive’s death or Disability.  As used in this Agreement, the term “Disability” shall mean Executive’s inability, due to a physical or mental disability, for a period of 180 consecutive days, to perform the services contemplated under this Agreement, with reasonable accommodation.  A determination of Disability shall be made by a physician satisfactory to both Executive and Hasbro, provided that if Executive and Hasbro do not agree on a physician, Executive and Hasbro shall each select a physician and these together shall select a third physician, whose determination as to Disability shall be binding on all parties;

4.3

At the election of either party without Cause, upon sixty (60) days prior written notice to the other party hereto; or

4.4

At Executive’s election with Good Reason.  For purposes of this Agreement, “Good Reason” shall have the following meanings:

4.4.1

Prior to or more than three years following a Change in Control, “Good Reason” shall mean termination by Executive of his employment, upon thirty (30) days written notice, for any of the following reasons: (a) a material reduction in Executive’s base salary or Annual Bonus opportunity or target annual long-term incentive opportunity (under Section 3.4), without his consent, unless such reduction is due to a generally applicable reduction in the compensation of Hasbro’s senior executives, (b) Executive no longer serves as President and Chief Executive Officer of Hasbro, (c) Executive is demoted by being required to report to a Chairman of the Board who simultaneously serves as an executive of Hasbro, or (d) a material breach by Hasbro of a material provision of this Agreement; provided that, in the case of the preceding clause (d), Executive has provided Hasbro with at least fifteen (15) days to cure.

4.4.2

Within three years following a Change in Control, “Good Reason” shall mean (a) the assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by Hasbro which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by Hasbro promptly after receipt of notice thereof given by Executive; (b) Executive is demoted by being required to report to a Chairman of the Board who simultaneously serves as an executive of Hasbro, (c) any failure by Hasbro to comply with any of the provisions of Section 3.1, 3.2, 3.5, 3.6, or 3.7 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith which is remedied by Hasbro promptly after receipt of notice thereof given by Executive; (d) Hasbro’s requiring Executive to be based at any office or location other than the location where Executive was employed immediately preceding the Change in Control or any office or location greater than 35 miles from such location; (e) any purported termination by Hasbro of Executive’s employment otherwise than as expressly permitted by this Agreement; or (f) any failure by Hasbro to comply with and satisfy Section 11 of this Agreement, provided that such successor has received at least five days prior written notice from Hasbro or Executive of the requirements of Section 11 of the Agreement.  For purposes of this Section 4.4.2, any good faith determination of “Good Reason” made by Executive shall be conclusive.

4.4.3

Notwithstanding the provisions of Section 4.4.1 and 4.4.2, Executive may not terminate his employment for “Good Reason” unless (a) he gives written notice of his intent to terminate his employment under this provision (including the reasons therefor) within thirty (30) days of the event giving rise to the right to terminate, and (b) Hasbro fails to cure the material reduction or material breach of a material provision, or restore Executive’s title within thirty (30) days of its receipt of Executive’s written notice, which, if so cured within such 30-day period, shall no longer be a grounds by the Executive for terminating his employment with “Good Reason.”

4.4.4

For the avoidance of doubt, a failure to extend the Term shall not constitute a termination without Cause or a termination for Good Reason and consequently the provisions of Sections 5.3 and 5.4 will be inapplicable.

5.

EFFECT OF TERMINATION.

5.1

TERMINATION FOR CAUSE OR AT EXECUTIVE’S ELECTION.  In the event this Agreement and Executive’s employment are terminated for Cause pursuant to Section 4.1, or at Executive’s election for other than Good Reason pursuant to Section 4.3, Hasbro shall pay Executive the compensation and benefits otherwise payable to Executive under Section 3 through the last day of Executive’s actual employment by Hasbro.  All stock options, restricted stock units and contingent performance share awards granted to Executive, except where otherwise provided in this Agreement, shall be treated as provided in the relevant agreements and plans.

5.2

TERMINATION FOR DEATH OR DISABILITY.  If this Agreement and Executive’s employment are terminated by death or because of Disability pursuant to Section 4.2, Hasbro shall pay to Executive’s estate or to Executive, as the case may be, the compensation which would otherwise be payable to Executive up to the end of the month in which the termination of Executive’s employment because of death or Disability occurs, plus Hasbro shall pay Executive (or his estate, if applicable) an amount equal to the annual management incentive plan bonus that would have been otherwise payable to Executive for the fiscal year in which termination of employment occurs based on the actual performance of Hasbro for such year, and assuming Executive’s employment had not terminated prior to the payment date for such bonus, multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year of termination of employment through the date of such termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), which amount shall be payable to Executive at its regularly scheduled payment date.  The PSAs granted under the “Retention Grant” described in the Earlier Agreement shall become vested as provided below, without proration.  In the event of the termination of Executive's employment for death, the Retention Grant PSAs shall vest at target, whereas in the event of termination for Disability, vesting shall be based on achievement of the applicable targets during the full relevant Performance Period, as defined under the PSA.  In addition, in the event of the termination of Executive's employment for death or Disability, and, if and to the extent the Stock Price Component of the Special Equity Award was satisfied prior to Executive’s death or Disability, the Service Component for that award shall be waived and the shares shall vest immediately.  All other stock options, restricted stock units, contingent performance share awards and performance share awards, including those covered by the equity adjustment referenced in Section 3.4 (each, an “Award”) granted to Executive shall vest on death or Disability in accordance with the relevant agreements and plans, provided that if any such Award consists of unvested contingent stock performance or performance share award (including, for the avoidance of doubt and as set forth above, the Retention Grant PSAs in the event of the termination of Executive’s  employment for Disability), Executive shall be entitled to the number of shares of common stock, if any, that would have been earned (had Executive’s employment not ended) based on achievement of the applicable targets during the full relevant Performance Period (as defined under the Award).  All shares to be distributed pursuant to any of the foregoing awards, if any (other than options), shall be provided to Executive or his estate, as applicable, within thirty (30) days after the evaluation of the applicable Performance Period is completed (or, if actual performance is not relevant to any vesting determination, at such earlier time as otherwise provided under the terms of the relevant agreements or plans), except as may be required under Section 12.5 hereof, and the stock options shall remain exercisable in accordance with the relevant agreements and plans (provided that the stock options shall remain exercisable for a period of one year, but not longer than the expiration of the original maximum term of the stock option).

5.3

TERMINATION AT THE ELECTION OF HASBRO OR FOR GOOD REASON PRIOR TO OR MORE THAN TWO YEARS FOLLOWING A CHANGE IN CONTROL.  If, prior to or more than two years following a “Change in Control” (as defined below), this Agreement and Executive’s employment are terminated at the election of Hasbro without Cause pursuant to Section 4.3, or at the election of Executive with Good Reason pursuant to Section 4.4.1, and provided Executive executes a full and complete release in a reasonable and customary form prepared by Hasbro and approved by Executive (the “Release”) and it becomes irrevocable within sixty (60) days following the effective date of Executive’s termination of employment (it being understood that Hasbro shall deliver such Release to Executive for his approval as promptly as practicable but in any event within fourteen (14) days following Executive’s termination of employment), then, to the extent any payments are due in the first 60 days after employment ends, on such 60th day (or in the case of installment payments, beginning on the 60th day after employment ends, unless delayed pursuant to the terms of Section 12.5), Executive shall be entitled to:

(a) a severance amount (the “Severance”) equal to two (2) times Executive’s target cash compensation (base salary plus Annual Bonus) for the fiscal year immediately prior to the year in which termination occurs, which Severance shall be paid in eighteen (18) equal monthly installments, the first of which shall be made six (6) months and a day after Executive’s separation from service;

(b) the Pro-Rata Bonus, payable to Executive at its regularly scheduled payment date;

(c) continuation of Executive’s then–current level of life insurance and medical, dental and vision coverage, with Hasbro and Executive sharing the cost on the same basis as it is shared on the last day of Executive’s employment, until the date Executive commences new employment or two years from the effective date of Executive’s termination, whichever is earlier; provided, however, that, to the extent that any continuation benefits under this clause (c) would be taxable to Executive, Executive, his spouse and his eligible dependents shall have access to such continuation benefits by paying the full cost of coverage thereunder for the coverage period under this clause (c) (which, during any COBRA continuation period shall not be greater than Executive’s COBRA cost) and Hasbro shall promptly reimburse such premiums within thirty (30) days after the end of the month for which they are paid or at the end of the 6-month anniversary of the effective date of Executive’s termination of employment, whichever is later; and

(d) acceleration of vesting of, and lapse of restrictions on, all unexpired, unvested stock options and time-based restricted stock units, such that said stock options and restricted stock units become fully vested as of the termination of Executive’s employment, except as otherwise provided herein for the Special Equity Award or in the terms of such Awards.  In addition, to the extent Executive is the holder of any Award, he shall be entitled to the number of shares of common stock, if any, that would have been earned (had Executive’s employment not ended) based on achievement of the applicable targets during the full relevant Performance Period (as defined under the Award), pro-rated by multiplying that number of shares by a fraction, the numerator of which is the number of days from the start of the Performance Period to the effective date of Executive’s termination of employment, and the denominator of which is the total number of days of the applicable Performance Period (except for the PSAs granted under the Retention Grant, which shall become fully vested as of the termination of Executive’s employment, without any pro-ration).  Any shares to be distributed pursuant to an Award shall be provided to Executive after the end of the applicable Performance Period for that Award in accordance with the Award’s terms, but in no event earlier than thirty (30) days after the evaluation of the applicable Performance Period is completed.  Executive may not exercise or dispose of any portion of an Award or related shares of common stock that vest or become exercisable under this Section 5.3 until such time as the Release becomes irrevocable (and any amounts that were unvested or unexercisable as of the date of termination shall immediately expire upon the 60th day following the date of termination of employment if the Release has not then become irrevocable).  All shares to be distributed pursuant to any of the foregoing awards shall be provided to Executive within thirty (30) days after the date the Release executed by Executive has become irrevocable or such later date as provided above, except as may be required under Section 12.5 hereof.  The stock options shall remain exercisable in accordance with the relevant agreements and plans (provided that the stock options shall remain exercisable for a period of one year, but not longer than the expiration of the original maximum term of the stock option).  If Executive begins new employment during the period in which Severance is payable, then effective as of and beginning with the first Severance payment due after the date Executive begins his new employment, Hasbro will reduce the monthly Severance payments remaining by fifty percent (50%) or, if permitted under Section 409A (as defined below), Hasbro will instead pay Executive a lump-sum payment equal to one-half of the amount of Severance that remains unpaid as of the date Executive begins such employment.

(e)  Provided the Stock Price Component in the Special Equity Award has been satisfied, a pro-rated portion of the Special Equity Award will vest, calculated by multiplying the Special Equity Award by a fraction, the numerator of which is the number of days from the Effective Date to the effective date of Executive’s termination of employment, and the denominator of which is the total number of days between the Effective Date and December 31, 2017.  For the avoidance of doubt, if the Stock Price Component in the Special Equity Award has not been satisfied at the time of Executive’s termination without Cause or resignation for Good Reason, no portion of the Special Equity Award will vest and the Special Equity Award will terminate.

5.4

TERMINATION AT THE ELECTION OF HASBRO OR FOR GOOD REASON WITHIN TWO YEARS FOLLOWING A CHANGE IN CONTROL.  If, within two years following a Change in Control, this Agreement and Executive’s employment are terminated at the election of Hasbro or a successor employer without Cause pursuant to Section 4.3, or at the election of Executive with Good Reason pursuant to Section 4.4.2, and provided Executive executes a Release and it becomes irrevocable within sixty (60) days following the effective date of Executive’s termination of employment (it being understood that Hasbro shall deliver such Release to Executive for his approval as promptly as practicable but in any event within fourteen (14) days following Executive’s termination of employment), then, to the extent any payments are due in the first 60 days after employment ends, on such 60th day (or in the case of installment payments, beginning on the 60th day after employment ends, unless as otherwise provided below), Executive shall be entitled to:

(a) the sum of (1) Executive’s base salary through the Executive’s date of termination to the extent not theretofore paid, (2) Executive’s annual bonus for the last fiscal year, to the extent not theretofore paid, (3) the product of (x) the “Highest Annual Bonus” (as defined below), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through Executive’s date of termination, and the denominator of which is 365, and (4) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) (as and when payable as provided under the terms of such deferral arrangements and the requirements of Section 409A (as defined below)) and any accrued vacation pay, in each case to the extent not theretofore paid.

(b) a severance amount (the “Change in Control Severance”) equal to the product of (1) two and (2) the sum of (x) Executive’s Average Annual Salary and (y) the greater of (A) the Highest Annual Bonus and (B) the Average Annual Bonus.  For purposes hereof the following definitions shall apply: “Average Annual Salary” means 26 times the average bi-weekly base salary paid or payable, including by reason of any deferral, to Executive by Hasbro and its affiliated companies during the 260-week period immediately preceding the week in which the Change in Control occurs; “Highest Annual Bonus” means the greater of (x) Executive’s Annual Bonus for the fiscal year in which his date of termination occurs, and (y) the highest Annual Bonus for the fiscal year in which the Change in Control occurs provided, however, that if no target bonus is established for such fiscal year, then the average annualized (for any fiscal year consisting of less than twelve full months) bonus paid or payable, including by reason of any deferral, to Executive by Hasbro and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Change in Control occurs; and “Average Annual Bonus” means the average annualized (for any fiscal year consisting of less than twelve full months) bonus paid or payable, including by reason of any deferral, to Executive by Hasbro and its affiliated companies during the five fiscal year period immediately preceding the fiscal year in which the Change in Control occurs;

(c) Until such date that is three years following the Change in Control, or such longer period as any plan, program, practice or policy may provide, Hasbro shall continue benefits to Executive and/or Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3.6 of this Agreement if Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of Hasbro and its affiliated companies applicable generally to other peer executives and their families during the 90-day period immediately preceding the Change in Control or, if more favorable to Executive and/or his family, as in effect generally at any time thereafter with respect to other peer executives of Hasbro and its affiliated companies and their families, provided, however, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (the amounts and benefits referred to in this sentence shall be hereinafter referred to as the “Welfare Benefits”).  For purposes of determining eligibility of Executive for retiree benefits pursuant to such plans, practices, programs and policies, Executive shall be considered to have remained employed until the three-year anniversary of the Change in Control and to have retired on the last day of such period;

(d)  To the extent not theretofore paid or provided, Hasbro shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive and/or his family is eligible to receive pursuant to this Agreement and/or under any plan, program, policy or practice or contract or agreement of Hasbro and its affiliated companies, including without limitation any death or disability plan, program, policy or practice or contract or agreement, and any benefits provided to families of deceased or disabled executives or to disabled executives by Hasbro or any of its affiliated companies, in each case as in effect with respect to Executive and/or Executive’s family at any time during the 90-day period immediately preceding the Change in Control, or, if more favorable to Executive and/or Executive’s family, as in effect at any time after the Change in Control generally with respect to other peer executives of Hasbro and its affiliated companies and their families;

(e) acceleration of vesting of, and lapse of restrictions on, all unexpired, unvested stock options and time-based restricted stock units, such that said stock options and restricted stock units become fully vested as of the termination of Executive’s employment, except as otherwise provided herein for the Special Equity Award or in the terms of such Awards.  In addition, to the extent Executive is the holder of any Award, he shall be entitled to the number of shares of common stock, if any, that would have been earned (had Executive’s employment not ended) based on achievement of the applicable targets during the full relevant Performance Period (as defined under the Award), pro-rated by multiplying that number of shares by a fraction, the numerator of which is the number of days from the start of the Performance Period to the effective date of Executive’s termination of employment, and the denominator of which is the total number of days of the applicable Performance Period (except for the PSAs granted under the Retention Grant, which shall become fully vested as of the termination of Executive’s employment, without any pro-ration).  Any shares to be distributed pursuant to an Award shall be provided to Executive after the end of the applicable Performance Period for that Award in accordance with the Award’s terms, but in no event earlier than thirty (30) days after the evaluation of the applicable Performance Period is completed.  Executive may not exercise or dispose of any portion of an Award or related shares of common stock that vest or become exercisable under this Section 5.4 until such time as the Release becomes irrevocable (and any amounts that were unvested or unexercisable as of the date of termination shall immediately expire upon the 60th day following the date of termination of employment if the Release has not then become irrevocable).  All shares to be distributed pursuant to any of the foregoing awards shall be provided to Executive within thirty (30) days after the date the Release executed by Executive has become irrevocable or such later date as provided above, except as may be required under Section 12.5 hereof.  The stock options shall remain exercisable in accordance with the relevant agreements and plans (provided that the stock options shall remain exercisable for a period of one year, but not longer than the expiration of the original maximum term of the stock option); and

(f) Provided the Stock Price Component in the Special Equity Award has been satisfied, the Special Equity Award will vest.  For the avoidance of doubt, if the Stock Price Component in the Special Equity Award has not been satisfied at the time of Executive’s termination without Cause or resignation for Good Reason, the Special Equity Award will not vest and the Special Equity Award will terminate.

The Change in Control Severance shall be paid in eighteen (18) equal monthly installments, the first of which shall be made six (6) months and a day after Executive’s separation from service.

5.5

DEFINITION OF CHANGE IN CONTROL.  For purposes of this Agreement, a “Change in Control” means the occurrence of any one of the following events: (i) sale of all or substantially all (at least 85%) of the assets of Hasbro to one or more individuals, entities, or groups (other than an “Excluded Owner” as defined below); (ii) acquisition or attainment of ownership by a person, entity, or group (other than an Excluded Owner) of more than 50% of the undiluted total voting power of Hasbro’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”); (iii) completion of a merger or consolidation of Hasbro with or into any other entity (other than an Excluded Owner) unless the holders of Hasbro Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Hasbro benefit plan, hold securities that represent immediately after such merger or consolidation more than 50% of the combined voting power of the then outstanding voting securities of either Hasbro or the other surviving entity or its ultimate parent; or (iv) individuals who constitute the Board on the date hereof (“Incumbent Directors”) cease for any reason during a 12 month period to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall be treated as an Incumbent Director unless he/she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors.  For purposes of this Agreement, an “Excluded Owner” consists of Hasbro, any entity owned, directly or indirectly, at least 50% by Hasbro, any entity that, directly or indirectly, owns at least 50% of Hasbro, any Hasbro benefit plan, and any underwriter temporarily holding securities for an offering of such securities.  Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A, a Change in Control must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).

5.6

NO OTHER SEVERANCE.  Executive shall not be entitled to any benefits beyond those provided for in this Section 5 by virtue of termination of his employment or this Agreement.

5.7

OTHER EFFECTS OF TERMINATION.  Executive agrees that upon termination of his employment for any reason, Executive’s position as a Board member or officer of Hasbro or any subsidiary or affiliate of Hasbro will automatically terminate, unless otherwise mutually agreed in writing by the parties.

6.

NON-COMPETITION AND NON-SOLICITATION.

6.1

In consideration of Hasbro’s commitments under this Agreement, for a period of two (2) years after Executive’s employment with Hasbro (including any of its affiliates) ends for any reason, Executive shall not, in the geographical area in which Hasbro or any of its affiliates does business or has done business at the time of his employment termination, engage in any business or enterprise that would be competitive with any business of Hasbro in existence as of the date of termination of Executive’s employment (a “Competitive Business”).  This obligation shall preclude any involvement in a Competitive Business, whether on a direct or indirect basis, and whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly held company.

6.2

For a period of two (2) years after Executive’s employment with Hasbro (including any of its affiliates) ends for any reason, Executive shall not, either alone or in association with others (a) solicit, recruit, induce, attempt to induce or permit any organization directly or indirectly controlled by Executive to solicit, recruit, induce or attempt to induce any employee of Hasbro to leave the employ of Hasbro, or (b) solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive to solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, any person who is employed by Hasbro or who was employed by Hasbro at any time during the term of Executive’s employment with Hasbro, provided that this clause (b) shall not apply to (x) any individual whose employment  with Hasbro has been terminated for a period of six (6) months or longer or (y) Executive’s secretary/administrative assistant.

6.3

For a period of two (2) years after Executive’s employment with Hasbro (including any of its affiliates) ends for any reason, Executive shall not, either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by Executive to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of Hasbro, which were contacted, solicited or served by Hasbro at any time during Executive’s employment with Hasbro.

6.4

The geographic scope of this Section 6 shall extend to anywhere Hasbro or its respective subsidiaries is doing business at the time of termination or expiration of this Agreement.  If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.  Each of the parties intends that this non-competition provision shall be deemed to be a series of separate covenants, one for each country and one for each and every county of each and every state of the United States of America where this provision is intended to be effective.

6.5

Executive acknowledges that the restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of Hasbro and are considered by Executive to be reasonable for such purpose.  Executive agrees that any breach of this Section 6 will cause Hasbro substantial and irrevocable damage, and therefore, in the event of any such breach, in addition to such other remedies which may be available, Hasbro shall have the right to obtain and receive specific performance and injunctive relief without posting a bond or other security.

6.6

If it is determined by a court of law that Executive violated any of the provisions of Section 6.1, 6.2, or 6.3, he shall continue to be bound by the restrictions set forth therein until a period of two (2) years has expired without any violation of such provisions.  Executive further agrees that in the event he violates any of the provisions of Section 6.1, 6.2, or 6.3 (and such violation is not cured (if capable of being cured) within thirty (30) days after Executive receives written notice from Hasbro setting forth in reasonable detail the manner in which Hasbro believes Executive has violated any such provision), then Hasbro shall have no obligation to pay or provide any of the benefits described in Section 5.3 or 5.4, as applicable (and, to the extent Hasbro previously paid or provided any such benefits, Executive shall be required to immediately repay to Hasbro the value of any such pay and benefits).  In addition, in the event of any violation that is not cured as provided in the preceding sentence, Executive agrees to forfeit and pay to Hasbro the total Net Proceeds obtained with respect to any unvested stock options, restricted stock units, performance share awards, contingent stock performance awards or other equity accelerated or provided pursuant to Section 5.3 or 5.4, as applicable.  For purposes of this Agreement, “Net Proceeds” shall be computed for each stock option grant accelerated pursuant to Section 5.3 or 5.4, as applicable, by multiplying the number of accelerated options times the difference between the closing price of Hasbro’s common stock on the last day of Executive’s employment and the exercise price for the grant being accelerated. “Net Proceeds” for each share of restricted stock unit accelerated pursuant to Section 5.3 or 5.4, as applicable, shall be computed by multiplying the number of shares or units accelerated by the closing price of Hasbro’s common stock on the last day of Executive’s employment.  “Net Proceeds” for each share of stock or performance share award provided pursuant to an unvested contingent stock performance or performance share award shall be computed by multiplying the number of shares or units provided pursuant to the Award by the closing price of Hasbro’s common stock on the day such shares are provided to Executive.  Net Proceeds will be computed without regard to any subsequent increase or decrease, if any, in the market price or actual proceeds from any sale of Hasbro’s common stock.  The foregoing amounts will be owed regardless of whether or not the accelerated options have been actually exercised or the underlying shares of common stock have been actually sold.

7.

NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Mail, by registered or certified mail, postage prepaid, addressed to

Hasbro, Inc.

1011 Newport Avenue

Pawtucket, RI 02862

Attention: Barbara Finigan, General Counsel

and to Executive and Executive’s attorney at his last address on file with Hasbro, or such other address or addresses as either party shall designate to the other in accordance with this Section 7 and Executive’s attorney,

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022

Attn: Steven Eckhaus

Steven.eckhaus@kattenlaw.com

8.

ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, the Earlier Agreement and the Employment Agreement dated March 18, 2000, as amended effective as of December 12, 2007 (the “Change of Control Agreement”).  Nothing herein, however, shall supersede the Hasbro Invention Assignment and Proprietary Information Agreement, which shall remain in full force and effect.

9.

AMENDMENT.  This Agreement may be amended or modified only by a written instrument executed by Executive and Hasbro.

10.

GOVERNING LAW.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Rhode Island (without reference to the conflict of laws provisions thereof).  Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement, including the non-competition and non-solicitation provisions hereof (an “Action”), shall be commenced only in a court of the State of Rhode Island (or, if appropriate, a federal court located within the State of Rhode Island).  Executive consents to the exclusive jurisdiction of the courts of Rhode Island to resolve all disputes arising out of or pertaining to Executive’s employment relationship with and/or separation from Hasbro, including his non-competition and non-solicitation obligations to Hasbro.  Executive agrees to not contest the applicability of Rhode Island law in any Action.  Executive further agrees to be bound by any monetary and/or equitable order issued by a Federal or state court located within the State of Rhode Island, and to not contest any such order or the enforceability thereof in the court of any other state or country.

11.

SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which Hasbro may be merged or which may succeed to its assets or business; provided, however, that Executive’s obligations are personal and shall not be assigned by Executive.  Hasbro will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Hasbro to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Hasbro would be required to perform it if no such succession had taken place.  As used in this Agreement, “Hasbro” shall mean Hasbro as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.

MISCELLANEOUS.

12.1

No delay or omission by Hasbro or by Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by Hasbro or by Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.2

The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

12.3

In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.4

The provisions of Sections 5, 6, 7, 10, 11 and 12 shall survive the expiration or earlier termination of this Agreement.

12.5

Hasbro will make the payments under this Agreement to Executive without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the U.S. Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of any equity awards), then the amounts payable under this Agreement (and the equity awards) will be reduced or eliminated as follows, as determined by Hasbro, in the following order: (a) any cash payments, (b) any taxable benefits, (c) any nontaxable benefits, and (d) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date of change in control, to the extent necessary to avoid imposition of the excise tax under Code Section 4999.  Hasbro’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under this Agreement are required to be reduced in accordance with the preceding sentence.  If there is an underpayment or overpayment under this Agreement (as determined after the application of this paragraph), the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by Executive, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under this Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

12.6

Executive acknowledges that this Agreement is intended to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall, to the extent practicable, be construed in accordance with such section.  If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (a) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to Hasbro of providing the applicable benefit or payment to Executive or reducing the benefit to Executive of providing the applicable benefit or payment and (b) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties.  Terms defined in this Agreement have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  If and to the extent any portion of any payment, compensation or other benefit provided to Executive in connection with Executive’s separation from service (as defined in Section 409A) is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Executive is a "specified employee" as defined in Section 409A(a)(2)(B)(i), as determined by Hasbro in accordance with its procedures and Treasury Regulation Section 1.409A-1(i)(6)(i), by which determination Executive hereby agrees to be bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service or (ii) ten (10) days after Executive’s date of death (either, the "New Payment Date").  The aggregate of any payments that would otherwise have been paid to Executive during the period between the date of separation from service and the New Payment Date shall be paid to Executive in a lump sum within ten (10) days following such New Payment Date, and any remaining payments will be paid on their original schedule.  For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the "short term deferral period" as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise.  Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that may be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year set forth below.

Hasbro, Inc.

Brian Goldner

/s/ Alfred J. Verrecchia  _

/s/ Brian Goldner             _

By: Alfred J. Verrecchia

Title: Chairman of the Board

October 4, 2012 _______

October 4, 2012 ________

Date

Date

Schedule A

Stock Price Hurdles for Special Equity Award

% Earned	Hurdle
25%	$45
25%	$52
25%	$56
25%	$60

Schedule B

Equity Adjustment Terms

If revenue and earnings, or such other performance metrics as determined by the Board, are achieved, the core PSAs shall be multiplied as set forth in the chart below, based on total shareholder return measured against the Standard & Poor’s 500:

Hasbro’s Relative TSR Performance over 3-Yr Period	PSA Multiplier
≥75th percentile	2.0x PSAs
Between 65th and 75th percentile	1.5x PSAs
Between 25th and 65th percentile	1.0x PSAs
<25th percentile	.75x PSAs